Exhibit 2.2



NEW ENGLAND BUSINESS SERVICE, INC.
500 Main Street
Groton, Massachusetts 01471



Agreement to Furnish Copies of Omitted Exhibits and Schedules to
      Stock Purchase Agreement with CSS Industries, Inc.


    New England Business Service, Inc. (the "Registrant") is not filing as exhibits to its Current Report on Form 8-K dated January 7, 1998, copies of the exhibits and schedules to the Stock Purchase Agreement among the Registrant and CSS Industries, Inc. dated December 5, 1997, which Agreement is filed as Exhibit 2.1 thereto.

    Registrant agrees to furnish to the Securities and Exchange
Commission, upon request, copies of such omitted exhibits and schedules.


Dated: January 7, 1998


NEW ENGLAND BUSINESS SERVICE, INC.
(Registrant)

By: /s/ JohnF.Fairbanks
    John F. Fairbanks
    Vice-President-Chief Financial Officer
    (Principal Financial and Accounting Officer)